Exhibit 99.1


                                              Frontier Communications
                                              3 High Ridge Park
                                              Stamford, CT 06905
                                              203.614.5600
                                              Web site: www.frontieronline.com

Contact:
David Whitehouse
Senior Vice President & Treasurer
203.614.5708
david.whitehouse@frontiercorp.com

        Frontier Communications Reports Solid 2008 Second-Quarter Results
                      with Strong High-Speed Net Additions

               *    16,300 net high-speed internet additions
               *    Data and internet services revenue up 10% year over year
               *    Continued strong operating income and cash flow margins
               *    First half operating cash flow margin of 54%
               *    First half dividend payout ratio of 60%
               *    2008 free cash flow estimate unchanged

Stamford, Conn., August 5, 2008 -- Frontier Communications (NYSE:FTR) (formerly Citizens Communications, NYSE:CZN) today reported second quarter 2008 revenue of $562.6 million, operating income of $162.0 million, and net income of $55.8 million.

"Frontier Communications had another quarter of solid financial and operating results," said Maggie Wilderotter, Chairman and CEO. "Despite a challenging economic environment, our employees did a terrific job of relentlessly focusing on our customers to deliver a strong second quarter performance. Our effective expense management enabled us to achieve an operating cash flow margin of 54.5% for the quarter and a dividend payout ratio of only 60% through the first six months. Finally, we continued to provide returns to our shareholders through dividends and stock repurchases in the first half of the year by applying over 100% of our free cash flow to these activities."

Revenue for the second quarter of 2008 was $562.6 million, as compared to $578.8 million in the second quarter of 2007, a 3 percent decrease. Revenue declined as a result of lower local services revenue, subsidy revenue and switched access revenue, partially offset by a 10 percent increase in data and internet services revenue. Despite the decline in access lines, our customer revenue, which is all revenue except switched access and subsidy, has remained relatively flat overall. The monthly customer revenue per access line has increased approximately $3.50 over the prior year's second quarter while the monthly total revenue per access line has increased $2.78 over the same period. These statistics reflect the Company's success in selling additional products and services to our customer base.

Other operating expenses and network access expenses for the second quarter of 2008 were $256.3 million, as compared to $267.1 million in the second quarter of 2007. The decrease of $10.8 million in 2008 as compared to the second quarter of 2007 is primarily the result of reduced expenses attributable to the integration of the back office, customer service and administrative support functions of the Commonwealth and Global Valley operations acquired in 2007.

Operating income for the second quarter of 2008 was $162.0 million and operating income margin was 28.8 percent, as compared to operating income of $171.3 million and operating income margin of 29.6 percent in the second quarter of 2007. The second quarter 2008 decrease of $9.3 million is primarily the result of the reduction in revenue.

The increase in investment and other income (loss), net reflects the premium paid in the second quarter of 2007 of $16.3 million to redeem the Company's 7.625% Senior Notes due 2008.

Income tax expense for the second quarter of 2008 was favorably impacted by the reversal of $7.5 million in income tax reserves.

The Company lost approximately 45,400 access lines, of which 6,100 were second lines, during the second quarter of 2008 and had more than 2,341,700 access lines at June 30, 2008.

The Company added approximately 16,300 net high-speed internet customers during the second quarter of 2008 and had more than 559,300 high-speed internet customers at June 30, 2008. The Company added approximately 6,200 video customers during the second quarter of 2008 and had more than 107,500 video customers at June 30, 2008.

Capital expenditures were $75.7 million for the second quarter of 2008 and $123.7 million for the first six months of 2008.

Free cash flow was $96.6 million for the second quarter of 2008 and $269.4 million for the first six months of 2008. The second quarter of 2008 includes increased seasonal payments for income taxes and capital expenditures. The
Company's dividend represents a payout of 60 percent of free cash flow for the first six months of 2008.

During the second quarter of 2008, the Company repurchased 8,067,000 shares of its common stock for $87.8 million. Through the first half of 2008, the Company repurchased 10,383,000 shares of its common stock for $112.7 million, representing 56 percent of the $200 million share repurchase program.

The Company's free cash flow estimate for 2008 remains unchanged at approximately $470.0 million to $495.0 million after calculating the impact that the "Economic Stimulus Act of 2008" will have on its cash paid for income taxes.

                                     -MORE-

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow. A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company's financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company's core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and
(iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations. Management uses these non-GAAP financial measures to plan and measure the performance of its core operations, and its divisions measure performance and report to management based upon these measures. In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude $38.7 million in access revenue for the favorable impact of the one-time carrier dispute settlement in the first half of 2007, $3.4 million and $1.8 million of severance and early retirement costs in the first half of 2008 and 2007, respectively, and $0.5 million and $1.6 million of severance and early retirement costs in the second quarter of 2008 and 2007, respectively, because the Company believes that the magnitude of such revenues in the first half of 2007 is unusual, and such costs in the first half of 2008 materially exceeds the comparable costs in the first half of 2007.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company's underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures. The Company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.


                                     -MORE-

While the Company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

About Frontier Communications
Frontier Communications Corporation (NYSE:FTR) offers telephone, television and internet services in 24 states with approximately 5,700 employees. More information is available at www.frontieronline.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties are based on a number of factors, including but not limited to: reductions in the number of our access lines and high-speed internet subscribers; the effects of competition from cable, wireless and other wireline carriers (through voice over internet protocol (VOIP) or otherwise); the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product offerings and the risk that we will not respond on a timely or profitable basis; the effects of general and local economic, business, industry and employment conditions on our revenues; our ability to effectively manage service quality; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; our ability to sell enhanced and data services in order to offset ongoing declines in revenue from local services, switched access services and subsidies; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulators; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, including potential changes in state rate of return limitations on our earnings, access charges and subsidy payments, and regulatory network upgrade and reliability requirements; our ability to effectively manage our operations, operating expenses and capital expenditures, to pay dividends and to reduce or refinance our debt; adverse changes in the credit markets and/or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability and/or increase the cost of financing; the effects of bankruptcies in the telecommunications industry, which could result in potential bad debts; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2008 and thereafter; our ability to pay a $1.00 per common share dividend annually, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes (which will increase in the future) and our liquidity; the effects of significantly increased cash taxes in 2008 and future years; and the effects of any unfavorable outcome with respect to any of our current or future legal, governmental or regulatory proceedings, audits or disputes. These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                                       ###

TABLES TO FOLLOW


                       Frontier Communications Corporation
                         Consolidated Financial Data (1)

                                                      For the quarter ended                For the six months ended
                                                             June 30,                               June 30,
                                                    --------------------------   %      --------------------------------        %
(Amounts in thousands, except per share amounts)       2008          2007      Change       2008              2007           Change
                                                    ----------------------------------- --------------------------------------------

Income Statement Data
  Revenue                                             $562,550       $578,826     -3%     $1,131,755        $ 1,134,973  (2)    0%
                                                    -----------   ------------          -------------    ---------------

  Network access expenses                               53,998         53,678      1%        114,547            105,075         9%
  Other operating expenses                             202,333        213,388     -5%        405,597            402,655         1%
  Depreciation and amortization                        144,250        140,462      3%        285,330            262,643         9%
                                                    -----------   ------------          -------------    ---------------
  Total operating expenses                             400,581        407,528     -2%        805,474            770,373         5%
                                                    -----------   ------------          -------------    ---------------

  Operating income                                     161,969        171,298     -5%        326,281            364,600       -11%
  Investment and other income (loss), net (3)            6,393         (6,517)   198%          5,158              3,500        47%
  Interest expense                                      90,710         98,649     -8%        181,570            192,613        -6%
                                                    -----------   ------------          -------------    ---------------
  Income before income taxes                            77,652         66,132     17%        149,869            175,487       -15%
  Income tax expense                                    21,874         25,573    -14%         48,502             67,261       -28%
                                                    -----------   ------------          -------------    ---------------
Net income attributable to common shareholders        $ 55,778       $ 40,559     38%     $  101,367        $   108,226        -6%
                                                    ===========   ============          =============    ===============

Weighted average shares outstanding                    320,838        340,469     -6%        323,340            332,331        -3%

Basic net income per share attributable to
     common shareholders (4)                          $   0.17       $   0.12     42%     $     0.31        $      0.33  (2)   -6%

Other Financial Data
Capital expenditures                                  $ 75,737       $ 66,658     14%     $  123,723        $   111,769        11%
Operating cash flow (5)                                306,699        313,354     -2%        614,982            590,319         4%
Free cash flow (5)                                      96,615        116,295    -17%        269,425            303,850       -11%
Dividends paid                                          80,221         85,379     -6%        162,324            170,841        -5%
Dividend payout ratio (6)                                  83%            73%     14%            60%                56%         7%

(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.
(2) Includes the $38.7 million favorable impact of a carrier dispute settlement, representing $.07 per share.
(3) Includes premium on debt repurchases of $17.1 million for the quarter ended June 30, 2007, and $6.3 million and $18.2 million for the six months ended June 30, 2008 and 2007, respectively, and $4.0 million for bridge loan fee for the six months ended June 30, 2007.
(4)  Calculated based on weighted average shares outstanding.
(5) A reconciliation to the most comparable GAAP measure is presented at the end of these tables.
(6)  Represents dividends paid divided by free cash flow.


                       Frontier Communications Corporation
                  Consolidated Financial and Operating Data (1)

                                                    For the quarter ended                   For the six months ended
                                                           June 30,                                  June 30,
                                                 ----------------------------        %    -----------------------------        %
(Amounts in thousands, except operating data)        2008           2007          Change        2008            2007        Change
                                                 ---------------------------------------  -----------------------------------------

Select Income Statement Data
Revenue
     Local services                                $  214,703     $  226,363  (2)   -5%    $  431,861       $  430,807  (2)     0%
     Data and internet services                       151,655        138,243  (2)   10%       297,637          256,267  (2)    16%
     Access services                                  101,003        113,429       -11%       208,821          252,453  (3)   -17%
     Long distance services                            46,912         47,053         0%        93,365           87,481          7%
     Directory services                                29,070         28,664         1%        57,698           57,334          1%
     Other                                             19,207         25,074       -23%        42,373           50,631        -16%
                                                 -------------   ------------             ------------  ---------------
Total revenue                                         562,550        578,826        -3%     1,131,755        1,134,973          0%
                                                 -------------   ------------             ------------  ---------------
Expenses
     Network access expenses                           53,998         53,678  (2)    1%       114,547          105,075  (2)     9%
     Other operating expenses (4)                     202,333        213,388  (2)   -5%       405,597          402,655  (2)     1%
     Depreciation and amortization                    144,250        140,462         3%       285,330          262,643          9%
                                                 -------------   ------------             ------------  ---------------
Total operating expenses                              400,581        407,528        -2%       805,474          770,373          5%
                                                 -------------   ------------             ------------  ---------------
Operating Income                                   $  161,969     $  171,298        -5%    $  326,281       $  364,600        -11%
                                                 =============   ============             ============  ===============
Other Financial and Operating Data
Revenue:
        Residential                                $  239,633     $  248,550        -4%    $  480,995       $  470,328          2%
        Business                                      221,914        216,847         2%       441,939          412,192          7%
                                                 -------------   ------------             ------------  ---------------
               Total customer revenue                 461,547        465,397        -1%       922,934          882,520          5%
        Regulatory (Access services)                  101,003        113,429       -11%       208,821          252,453        -17%
                                                 -------------   ------------             ------------  ---------------
Total revenue                                      $  562,550     $  578,826        -3%    $1,131,755       $1,134,973          0%
                                                 -------------   ------------             ------------  ---------------
Access lines:
        Residential                                 1,516,402      1,654,854        -8%     1,516,402        1,654,854         -8%
        Business                                      825,345        848,864        -3%       825,345          848,864         -3%
                                                 -------------   ------------             ------------  ---------------
Total access lines                                  2,341,747      2,503,718        -6%     2,341,747        2,503,718         -6%
                                                 -------------   ------------             ------------  ---------------
Other data:
     Employees                                          5,734          6,224        -8%         5,734            6,224         -8%
     High-speed internet (HSI) subscribers            559,345        479,317        17%       559,345          479,317         17%
     Video subscribers                                107,596         81,092        33%       107,596           81,092         33%
     Switched access minutes of use (in millions)       2,538          2,748        -8%         5,141            5,276         -3%
     Average monthly total revenue per
        access line                                $    79.31     $    76.53         4%    $    79.04       $    78.75  (5)     0%
     Average monthly customer revenue per
        access line                                $    65.07     $    61.53         6%    $    64.46       $    64.04  (6)     1%


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.
(2) Reflects a reclassification of $6.3 million and $7.9 million of revenue related to our CTE acquisition from local services to data and internet services for the quarter and six months ended June 30, 2007, respectively. Also, expenses reflect a reclassification of $1.8 million and $2.4 million of expenses related to our CTE acquisition from other operating expenses to network access expenses for the quarter and six months ended June 30, 2007, respectively.
(3)  Includes  the  $38.7  million   favorable   impact  of  a  carrier  dispute
     settlement.
(4) Includes severance and early retirement costs of $0.5 million and $1.6 million for the quarter ended June 30, 2008 and 2007, respectively, and $3.4 million and $1.8 million for the six months ended June 30, 2008 and 2007, respectively.
(5) For the six months ended June 30, 2007, the calculation excludes CTE and GVN data and excludes the $38.7 million favorable one-time impact from the first quarter 2007 settlement of a switched access dispute. The amount is $81.82 with the $38.7 million favorable one-time impact from the settlement.
(6) For the six months ended June 30, 2007, the calculation excludes CTE and GVN data.

                       Frontier Communications Corporation
                  Condensed Consolidated Balance Sheet Data (1)

(Amounts in thousands)

                                                                           June 30, 2008           December 31, 2007
                                                                        --------------------      -------------------
                                      ASSETS
                                      ------
Current assets:
    Cash and cash equivalents                                                   $   178,874              $   226,466
    Accounts receivable and other current assets                                    269,853                  297,688
                                                                        --------------------      -------------------
      Total current assets                                                          448,727                  524,154

Property, plant and equipment, net                                                3,265,260                3,335,244

Other long-term assets                                                            3,299,242                3,396,671
                                                                        --------------------      -------------------
           Total assets                                                         $ 7,013,229              $ 7,256,069
                                                                        ====================      ===================

                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------
Current liabilities:
    Long-term debt due within one year                                          $     3,828              $     2,448
    Accounts payable and other current liabilities                                  368,704                  443,443
                                                                        --------------------      -------------------
      Total current liabilities                                                     372,532                  445,891

Deferred income taxes and other liabilities                                       1,063,836                1,075,382
Long-term debt                                                                    4,746,612                4,736,897
Shareholders' equity                                                                830,249                  997,899
                                                                        --------------------      -------------------
           Total liabilities and shareholders' equity                           $ 7,013,229              $ 7,256,069
                                                                        ====================      ===================

(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.


                       Frontier Communications Corporation
                         Consolidated Cash Flow Data (1)

                             (Amounts in thousands)

                                                                             For the six months ended June 30,
                                                                         -----------------------------------------
                                                                               2008                   2007
                                                                         -----------------     -------------------

Cash flows provided by (used in) operating activities:
Net income                                                                      $ 101,367              $  108,226
Adjustments to reconcile income to net cash provided
   by operating activities:
     Depreciation and amortization expense                                        285,330                 262,643
     Stock based compensation expense                                               6,164                   5,445
     Loss on extinguishment of debt                                                 6,290                  20,186
     Other non-cash adjustments                                                    (7,303)                  4,760
     Deferred income taxes (including FIN 48)                                      (8,996)                 28,576
     Change in accounts receivable                                                  8,039                   4,232
     Change in accounts payable and other liabilities                             (58,597)                (71,248)
     Change in other current assets                                                 6,561                   6,736
                                                                         -----------------     -------------------
Net cash provided by operating activities                                         338,855                 369,556

Cash flows provided from (used by) investing activities:
     Capital expenditures                                                        (123,723)               (111,769)
     Cash paid for Commonwealth acquisition (net of cash acquired)                      -                (657,610)
     Other assets (purchased) distributions received, net                          (1,277)                  3,851
                                                                         -----------------     -------------------
Net cash used by investing activities                                            (125,000)               (765,528)

Cash flows provided from (used by) financing activities:

     Long-term debt borrowings                                                    135,000                 950,000
     Long-term debt payments                                                     (130,281)               (914,516)
     Settlement of interest rate swaps                                             15,521                       -
     Financing costs paid                                                            (857)                (15,753)
     Premium paid to retire debt                                                   (6,290)                (16,160)
     Issuance of common stock                                                         955                  11,472
     Dividends paid                                                              (162,324)               (170,841)
     Common stock repurchased                                                    (112,659)                (70,730)
     Repayment of customer advances for construction                                 (512)                   (506)
                                                                         -----------------     -------------------
Net cash used by financing activities                                            (261,447)               (227,034)

Decrease in cash and cash equivalents                                             (47,592)               (623,006)
Cash and cash equivalents at January 1,                                           226,466               1,041,106
                                                                         -----------------     -------------------

Cash and cash equivalents at June 30,                                           $ 178,874              $  418,100
                                                                         =================     ===================

Cash paid during the period for:
     Interest                                                                   $ 184,552              $  176,558
     Income taxes                                                               $  49,585              $   47,426


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.

                                                                                                                   Schedule A

             Reconciliation of Non-GAAP Financial Measures (1)


                                                    For the quarter ended June 30,           For the six months ended June 30,
                                                  ------------------------------------    -------------------------------------
 (Amounts in thousands)                                 2008               2007                 2008               2007
                                                  -----------------  -----------------    -----------------  ------------------

 Net Income to Free Cash Flow;
 -----------------------------
    Net Cash Provided by Operating Activities
    -----------------------------------------
 Net income                                              $  55,778          $  40,559            $ 101,367           $ 108,226

  Add back:

     Depreciation and amortization                         144,250            140,462              285,330             262,643

     Income tax expense                                     21,874             25,573               48,502              67,261

     Stock based compensation                                3,145              2,038                6,164               5,445

  Subtract:
     Cash paid for income taxes                             47,726             40,640               49,585              47,426

     Other income (loss), net (2)                            4,969            (14,961)              (1,370)            (19,470)

     Capital expenditures                                   75,737             66,658              123,723             111,769

                                                  -----------------  -----------------    -----------------  ------------------
 Free cash flow                                             96,615            116,295              269,425             303,850  (3)

  Add back:
     Deferred income taxes                                  (8,714)             4,962               (8,996)             28,576

     Non-cash (gains)/losses, net                           (2,745)            19,976                5,151              30,391

     Other income (loss), net (2)                            4,969            (14,961)              (1,370)            (19,470)

     Cash paid for income taxes                             47,726             40,640               49,585              47,426

     Capital expenditures                                   75,737             66,658              123,723             111,769

  Subtract:
     Changes in current assets and liabilities              (8,775)            11,690               43,997              60,280

     Income tax expense                                     21,874             25,573               48,502              67,261

     Stock based compensation                                3,145              2,038                6,164               5,445

                                                  -----------------  -----------------    -----------------  ------------------
 Net cash provided by operating activities               $ 197,344          $ 194,269            $ 338,855           $ 369,556
                                                  =================  =================    =================  ==================


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.
(2) Includes premium on debt repurchases of $17.1 million for the quarter ended June 30, 2007, and $6.3 million and $18.2 million for the six months ended June 30, 2008 and 2007, respectively, and $4.0 million for bridge loan fee for the six months ended June 30, 2007.
(3)  Includes  the  $38.7  million   favorable   impact  of  a  carrier  dispute
     settlement.

                                                                                                                 Schedule B

             Reconciliation of Non-GAAP Financial Measures (1)


                                     For the quarter ended June 30, 2008       For the quarter ended June 30, 2007
                                  -----------------------------------------  ---------------------------------------
 (Amounts in thousands)
                                                  Severance                                 Severance
                                                  and Early                                 and Early
 Operating Cash Flow and              As          Retirement       As            As         Retirement      As
    Operating Cash Flow Margin     Reported         Costs       Adjusted      Reported       Costs       Adjusted
                                 --------------  ------------ -------------  ------------  -----------  ------------


 Operating Income                 $   161,969       $   (480)   $  162,449    $  171,298     $ (1,594)     $172,892

  Add back:
     Depreciation and
      amortization                    144,250              -       144,250       140,462            -       140,462
                                 -------------   ------------ -------------  ------------  -----------  ------------

 Operating cash flow              $   306,219       $   (480)   $  306,699    $  311,760     $ (1,594)     $313,354
                                 =============   ============ =============  ============  ===========  ============


 Revenue                          $   562,550                   $  562,550    $  578,826                   $578,826
                                 =============                =============  ============               ============

 Operating income margin
    (Operating income divided
        by revenue)                     28.8%                        28.9%         29.6%                      29.9%
                                 =============                =============  ============               ============

 Operating cash flow margin
    (Operating cash flow
       dividend by revenue)             54.4%                        54.5%         53.9%                      54.1%
                                 =============                =============  ============               ============



                                         For the six months ended                       For the six months ended
                                              June 30, 2008                                   June 30, 2007
                                 ------------------------------------------  -------------------------------------------------------

                                                  Severance                                              Severance
                                                  and Early                                 Carrier      and Early
 Operating Cash Flow and              As          Retirement       As            As         Dispute     Retirement          As
    Operating Cash Flow Margin     Reported         Costs       Adjusted      Reported      Settlement     Costs         Adjusted
                                 --------------  ------------ -------------  ------------  -----------  ------------  --------------


 Operating Income                 $   326,281       $ (3,371)   $  329,652    $  364,600     $ 38,700      $ (1,776)     $  327,676

  Add back:
     Depreciation and
       amortization                   285,330              -       285,330       262,643            -             -         262,643
                                 -------------   ------------ -------------  ------------  -----------  ------------   -------------

 Operating cash flow              $   611,611       $ (3,371)   $  614,982    $  627,243     $ 38,700      $ (1,776)     $  590,319
                                 =============   ============ =============  ============  ===========  ============   =============


 Revenue                          $ 1,131,755                   $1,131,755    $1,134,973     $ 38,700                    $1,096,273
                                 =============                =============  ============  ===========                 =============

 Operating income margin
    (Operating income divided
        by revenue)                     28.8%                        29.1%         32.1%                                      29.9%
                                 =============                =============  ============                              =============

 Operating cash flow margin
    (Operating cash flow
     divided by revenue)                54.0%                        54.3%         55.3%                                      53.8%
                                 =============                =============  ============                              =============

(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.